Exhibit 99

VIACOM REPORTS FIRST QUARTER 2007 RESULTS

•	Revenues Increase 16% to $2.75 Billion with Solid Growth in Filmed Entertainment and Media Networks

•	Diluted Net EPS of $0.29, or $0.34 adjusted for Media Networks Restructuring Charges

New York, New York, May 10, 2007 — Viacom Inc. (NYSE: VIA and VIA.B) today reported financial results for the quarter ended March 31, 2007.

Results

	Quarter Ended March 31,
(in millions, except per share amounts)	2007	2006	2007 vs. 2006
Revenues	$2,746.0	$2,367.5	16%
Operating income	442.8	623.5	(29%)
Net earnings	202.9	317.2	(36%)
Diluted EPS	$0.29	$0.43	(33%)

Revenues increased 16% to $2.75 billion in the first quarter of 2007. Operating income in the first quarter was $443 million, which includes the impact of approximately $56 million in Media Networks restructuring charges. Net earnings for the quarter were $203 million including the above restructuring charges on an after tax basis of $35 million. Diluted net earnings per share for the quarter were $0.29, or $0.34 excluding the Media Networks restructuring charges, down from $0.43 in 2006. A table found at the end of this release reconciles diluted net earnings per share excluding Media Networks restructuring charges to reported results.

Sumner M. Redstone, Executive Chairman of Viacom, said, “Viacom continues to successfully execute on its strategic plan and is making substantial progress on its path for long-term growth. With our robust portfolio of entertainment brands, we are well positioned to further expand our presence on all platforms around the world.”

Philippe P. Dauman, President and Chief Executive Officer of Viacom, said, “Our first quarter results reflect our focused agenda to fully leverage creative and operating excellence across all of our businesses. We moved quickly to increase the efficiency of our domestic and international operations to invest in content and our digital initiatives. This will allow us to drive future growth while maintaining our overall margins. Also significant is the meaningful growth we experienced in worldwide advertising revenues, with solid increases across MTV Networks and BET Networks. These results reflect the continued strength of our brands and the early benefits of our new, more integrated, multi-platform sales organization.

“Furthering our rapid digital expansion, we announced a number of new partnerships with key industry players, such as Joost, Yahoo! and Sprint, which broadened our revenue opportunities on wireless and online platforms. Additionally, Paramount’s 2007 slate is off to a solid start. Both in our digital activities and overall, we see our results building through the year.”

Revenues

Revenues	Quarter Ended March 31,
(in millions)	2007	2006	2007 vs. 2006
Media Networks	$1,733.4	$1,571.8	10%
Filmed Entertainment	1,051.1	824.9	27%
Eliminations	(38.5)	(29.2)	(32)%

Total	$2,746.0	$2,367.5	16%

First quarter 2007 revenues of $2.75 billion grew 16% from $2.37 billion in 2006. Media Networks revenues rose 10% to $1.73 billion from $1.57 billion in 2006, led by a 14% growth in affiliate revenues to $558 million. Worldwide advertising revenues were up 10% to $974 million from $886 million in 2006. Ancillary revenues increased 2% in the quarter to $201 million. Acquisitions contributed $40 million in net incremental revenues to the Media Networks segment in the quarter. Filmed Entertainment segment revenues were up 27% to $1.05 billion in the first quarter 2007. The acquisition of DreamWorks closed and the distribution activities for DreamWorks Animation commenced on January 31, 2006. For comparative purposes, these activities, and distribution of the DreamWorks live-action library contributed revenues of $101 million for the month of January 2007.

Operating Income

Operating Income	Quarter Ended March 31,
(in millions)	2007	2006	2007 vs. 2006
Media Networks	$601.5	$621.1	(3%)
Filmed Entertainment	(105.7)	51.1	n/m
Corporate	(54.2)	(48.2)	(12%)
Eliminations	1.2	(0.5)	n/m

Total	$442.8	$623.5	(29%)

n/m = not meaningful

First quarter 2007 operating income was down 29% to $443 million compared to 2006. The $20 million decline in operating income at the Media Networks segment was principally the result of a 19% growth in expenses, including restructuring charges of $56 million, higher programming amortization, selling and marketing expenses and stock based compensation expense partially offset by revenue growth of 10%. The decline in operating income at the Filmed Entertainment segment of $157 million was principally due to incremental domestic print and advertising costs of $170 million, or $236 million worldwide. The increase in Corporate expenses was driven by incremental stock based compensation expense of $11 million, partially offset by other cost reductions.

First quarter 2007 net earnings decreased to $203 million from $317 million in 2006. The decline was driven by lower operating income and incremental net interest expense of $25 million, partially offset by less tax expense of $90 million due to lower operating and pre-tax income and a 38% effective rate in 2007 as compared to 41% in 2006. Diluted net earnings per share for the quarter were $0.29, or $0.34 excluding the Media Networks restructuring charges, down from $0.43 in 2006. The decrease reflects lower net earnings, partially offset by fewer weighted average number of common shares outstanding due to the Company’s stock repurchase program.

Stock Repurchase Program

The Company has in place a $3.00 billion stock repurchase program. In the first quarter, 4.3 million shares were repurchased for an aggregate purchase price of $174 million. For the year through May 3, 2007, the Company acquired 6.3 million shares at a weighted average price per share of $40.80.

Debt

At March 31, 2007 total debt outstanding, including capital leases decreased to $7.38 billion, compared with $7.65 billion at December 31, 2006.

About Viacom

Viacom is a leading global entertainment content company, with prominent and respected brands. Engaging its audiences through television, motion pictures and digital platforms, Viacom seeks to reach its audiences however they consume content. Viacom’s leading brands include the multiplatform properties of MTV Networks, including MTV: Music Television, VH1, CMT: Country Music Television, Logo, Nickelodeon, Nick at Nite, COMEDY CENTRAL, Spike TV, TV Land, and more than 130 networks around the world, as well as digital assets such as MTV.com, comedycentral.com, VSPOT, TurboNick, Neopets, Xfire and iFilm; BET Networks; Paramount Pictures; DreamWorks; and Famous Music. More information about Viacom and its businesses is available at www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements which are not statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events. Similarly, statements that describe the Company’s objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: advertising market conditions in cable programming markets worldwide and, in particular, for advertisements targeting demographics served by the Company’s programming services; the public acceptance of and ratings for the Company’s movies, cable television programs, digital services and other content; competition for advertising dollars from search and other online and wireless-based services and content providers; technological developments and their effect in the Company’s markets and on consumer behavior; the Company’s ability to successfully launch its programming services and other content to new distribution platforms; changes in the Federal communications laws and regulations applicable to cable operations, including the possibility of mandatory à la carte programming; the impact of piracy on the Company’s programming and films; the impact of increased scale in parties involved in the distribution of the Company’s products and programming services to consumers; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission, including but not limited to the Company’s 2006 Annual Report on Form 10-K filed on March 1, 2007. The forward-looking statements included in this document are made only as of the date of this document, and, under Section 27A of the Securities Act and Section 21E of the Exchange Act, the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts
Press:	Investors:
Carl Folta	James Bombassei
Executive Vice President, Corporate Communications	Senior Vice President, Investor Relations
(212) 258-6352	(212) 258-6377
carl.folta@viacom.com	james.bombassei@viacom.com

Kelly McAndrew
Vice President, Corporate Communications
(212) 846-7455 kelly.mcandrew@viacom.com

VIACOM INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except per share amounts)	Quarter Ended March 31,
	2007	2006
Revenues	$2,746.0	$2,367.5
Expenses:
Operating	1,587.5	1,163.2
Selling, general and administrative	620.1	499.3
Depreciation and amortization	95.6	81.5

Total expenses	2,303.2	1,744.0

Operating income	442.8	623.5
Interest expense, net	(111.3)	(86.8)
Other items, net	(3.1)	(7.1)

Earnings from continuing operations	328.4	529.6
Provision for income taxes	(124.8)	(215.0)
Equity in earnings of affiliates, net of tax	2.7	3.9
Minority interest, net of tax	(3.4)	(1.3)

Net earnings	$202.9	$317.2

Basic Earnings per share	$0.29	$0.43

Diluted Earnings per share	$0.29	$0.43

Weighted average number of common shares outstanding:
Basic common shares	692.3	737.8
Diluted common shares	694.1	739.0

VIACOM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets	$3,480.0	$4,211.1
Property and equipment, net	1,198.0	1,206.2
Production and film inventory	3,773.6	3,783.8
Goodwill	11,117.3	11,137.0
Intangible assets	857.4	893.5
Other assets	538.1	565.1

Total Assets	$20,964.4	$21,796.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$3,939.5	$4,616.8
Financing obligations – non-current	7,309.9	7,584.0
Other non-current liabilities and minority interest	2,465.8	2,429.7
Stockholders’ equity	7,249.2	7,166.2

Total Liabilities and Stockholders’ Equity	$20,964.4	$21,796.7

VIACOM INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

The following table reconciles the Company’s results for the quarter ended March 31, 2007 to adjusted results that exclude the impact of the Media Networks restructuring in the quarter. The Company uses adjusted operating income, adjusted net earnings and adjusted diluted earnings per share among other things, to evaluate the Company’s operating performance in the absence of severance and other charges incurred in connection with a restructuring and for planning and forecasting of future periods. The Company believes that the segregation of the charges related to the Media Networks restructuring actions is relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies. Since adjusted operating income, adjusted net earnings and adjusted diluted earnings per share are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for operating income, net earnings and diluted earnings per share as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

(in millions, except per share amounts)	Quarter Ended March 31, 2007
	Operating Income	Net Earnings(2)	Diluted Earnings per share
Reported results	$442.8	$202.9	$0.29
Adjustments:
Media Networks restructuring activities(1)	55.6	34.5	0.05

Adjusted results	$498.4	$237.4	$$0.34

(1)	Media Networks restructuring charges, principally severance, affecting MTV Networks domestic and international operations. The activities are anticipated to be completed by the fourth quarter of 2007 and result in 2007 total restructuring charges of approximately $70 million.
(2)	Net earnings include an adjustment for the provision for income taxes calculated using the applicable rates in effect for the period presented.